Exhibit 99.1

For immediate release

MILLER ENERGY RESOURCES, INC. ANNOUNCES PUBLIC

OFFERING OF SERIES D PREFERRED STOCK

KNOXVILLE, TN, August 20, 2014 - Miller Energy Resources, Inc. (NYSE: MILL) (the “Company”) announced today that it has commenced a new underwritten public offering of its 10.5% Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”). MLV & Co. LLC and Maxim Group LLC are acting as Joint Book-Running Managers for the offering. Aegis Capital Corp., Ladenburg Thalmann, National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB:NHLD), and Northland Capital Markets are acting as Co-Managers. The Company intends to use the net proceeds, if any, from the offering for general corporate purposes. The Series D Preferred Stock is listed on the New York Stock Exchange LLC under the symbol “MILLprD”.

The offering will be made pursuant to the Company's existing effective shelf registration statement, previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The offering of these securities will be made only by means of a prospectus and related prospectus supplement, when available. Copies of the prospectus and accompanying preliminary prospectus supplement relating to these securities may be obtained by contacting: MLV & Co. LLC, 1251 Avenue of the Americas, New York, NY 10020, Attention: Randy Billhardt, Email: rbillhardt@mlvco.com; Telephone: (212) 542-5882.

About Miller Energy Resources

Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin including the Mississippian Lime. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The Company’s common stock is listed on the NYSE under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements contained herein are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "should," "may," "will," believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology. A discussion of these risk factors is included in the Company's periodic reports filed with the SEC.

For more information, please contact the following:

MZ Group

Derek Gradwell

SVP, Natural Resources

Phone: 949-259-4995

Email: dgradwell@mzgroup.us

Web: www.mzgroup.com